Exhibit 10.1

Execution Copy

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) dated effective June 2, 2023, is by and between Vivakor, Inc., a Nevada corporation (the “Company”), and LESLIE D. PATTERSON, an individual domiciled in Salt Lake County, Utah (the “Executive”). The Company and Executive may herein be referred to individually as a “Party” or collectively as the “Parties”.

WHEREAS, Executive is an accomplished oilfield construction and operations manager, with more than thirty years of experience managing major capital projects for Fortune 500 companies;

WHEREAS, Executive is currently the Managing Partner and CEO of Coyote Oilfield Services, LLC, a Texas limited liability company, an oilfield services provider;

WHEREAS, Executive possesses substantial knowledge, experience, and relationships in the midstream petroleum business in which the Company is currently engaged, having previously served as a construction and operations executive at public and private equity portfolio companies;

WHEREAS, Company desires to employ the Executive pursuant to the terms and conditions herein contained, and Executive desires to be employed by Company upon the terms and conditions herein contained;

NOW THEREFORE, in consideration of the mutual promises, covenants and obligations set forth herein, the Parties agree as follows:

1. Employment. The Company hereby employs the Executive and the Executive hereby accepts such employment subject to the terms and conditions contained in this Agreement. The Executive is engaged as an employee of the Company and the Executive and the Company do not intend to create a joint venture, partnership or other relationship that might impose similar such fiduciary obligations on the Executive or the Company in the performance of this Agreement. In all respects not controlled by or set forth in this Agreement, the Executive’s employment shall be at-will according to the laws of the State of Texas.

2. Executive’s Duties. The Executive shall be employed on a full-time basis. Throughout the term of this Agreement, the Executive will use the Executive’s best efforts and due diligence to assist the Company in the objective of achieving the most profitable operation of the Company and the Company’s affiliated entities consistent with developing and maintaining a quality business operation.

(a) Specific Rights and Duties. During the term of this Agreement the Executive shall have the title of Vice President-Operations and Construction of the Company (and, if applicable, its subsidiaries). The Executive agrees to perform all of the services required to fully and faithfully execute the offices and positions to which the Executive is appointed and such other services as may be reasonably directed by the Chief Executive Officer and the Board of Directors of the Company in accordance with this Agreement. The Executive shall be expected to travel frequently and widely to perform Executive’s duties hereunder, and the specific place and location of the performance of Executive’s employment will vary.

(b) Modifications. The precise duties to be performed by the Executive may be extended or curtailed in the discretion of the Chief Executive Officer and the Board of Directors of the Company, as reflected in writing. However, except for termination for Cause (as hereinafter defined in this Agreement), the withdrawal of the designation of the Executive as Executive Vice President of the Company (or more senior title), or the assignment of the performance of duties incumbent on the foregoing offices to other persons without the prior written consent of the Executive shall constitute termination without Cause of the Executive by the Company.

(c) Employee Handbook. From time to time, the Company or its parent companies may issue policies and procedures applicable to employees and the Executive including an Employment Policies Manual or Employee Handbook. The Executive agrees to comply with such policies and procedures, except to the extent such policies are inconsistent with this Agreement. Such policies and procedures may be supplemented, modified, changed or adopted without notice in the sole discretion of the Company at any time. In the event of a conflict between such policies and procedures and this Agreement, this Agreement shall control unless compliance with this Agreement will violate any governmental law or regulation applicable to the Company or its affiliated entities. Any activity by the Executive that is expressly permitted by this Agreement is hereby deemed by the Company not to violate such policies and procedures.

3. Other Activities. The Executive shall not be restricted from maintaining or making investments, or engaging in other businesses, enterprises or civic, charitable or public service functions if such activities, investments, businesses or enterprises do not result in a violation of applicable state or federal law. The Executive has in the past conducted business activities individually, and directly and indirectly by, through, and under various entities owned or controlled by the Executive, in whole or in part, more particularly set forth on Exhibit “B” hereto (the “Executive Affiliates”). The Executive shall be permitted to continue to conduct such activities by, through, and under the Executive Affiliates. To the fullest extent permitted by applicable law, and notwithstanding any other provisions of this Agreement, or any other agreement, the Company covenants and agrees not to prosecute, file or maintain any action, controversy, dispute, or proceeding, and does hereby expressly eliminate, waive, disclaim and release, any and all fiduciary duties of the Executive that may arise pursuant to performance of its or their obligations or exercise of its or their rights pursuant to this Agreement, or that may arise pursuant to any other standard, to any party herein, including, without limitation, to the Company, its shareholders, and in the case of insolvency or the zone of insolvency, to creditors of any character or claim, INSOFAR AND ONLY INSOFAR as such actions or controversies may arise out of or relate to the Executive Affiliates or Executive’s control over or business dealings by, through, or under the Executive Affiliates. The Company further agrees that for the term of this Agreement, the Executive is expressly permitted and authorized to directly or indirectly own, manage, operate, join, control and/or participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner or otherwise with any business engaged in business or operations that compete or relate to, directly or indirectly, the business of the Company, or any proposed business, products, services, or strategy of the Company, or any business activity substantially and materially related to the Company business INSOFAR AND ONLY INSOFAR as activities may arise out of or relate to the Executive Affiliates or Executive’s control over the Executive Affiliates. The legal doctrines of “corporate opportunity,” “business opportunity” and similar doctrines shall not be applied to any of Executive’s business dealings by, through, with, or under the Executive Affiliates.

4. Executive’s Compensation. The Company agrees to compensate the Executive as follows:

(a) Incentive Equity Grant. On the first annual anniversary of the Effective Date, unrestricted shares of the Company’s common stock equal to not less than One Hundred Twenty-Five Thousand and No/100s US Dollars ($125,000.00 USD), shall be paid to the Executive an incentive equity grant, and on the eighteen (18) month semi-annual anniversary of the Effective Date, unrestricted shares of the Company’s common stock equal to not less than One Hundred Twenty-Five Thousand and No/100s US Dollars ($125,000 USD), shall be paid to the Executive as a further incentive equity grant (collectively, the “Incentive Equity”). All of the Incentive Equity will be priced per share based on the volume-weighted average price for the preceding five (5) NASDAQ trading days prior to the Effective Date. All shares comprising the Incentive Equity shall be issued under the Company’s 2021 Equity and Incentive Plan or successor plan and otherwise in accordance with applicable law and the rules and regulations of The Nasdaq Capital Market, and, in the event that any such shares cannot be issued because compliance with such requirements has not been met, the obligation to issue such shares will be accrued until such time as such compliance requirements have been satisfied. Employee must be employed by the Company, or its successors and assigns, in good standing on the dates the Incentive Equity is due to be paid as a condition to earn and be owed such Incentive Equity.

(b) Base Compensation. Annualized cash salary compensation equal to not less than One Hundred Fifty Thousand and No/100s US Dollars ($150,000.00 USD) shall be paid to the Executive in equal bi-weekly installments (the “Cash Base Compensation”), and annual equity compensation of shares of the Company’s common stock equal to not less than Twenty-Five Thousand and No/100s US Dollars ($25,000), which shall be paid to the Executive in equal quarterly installments, beginning on the Effective Date during the Term of this Agreement (the “Stock Base Compensation”, and together with the Cash Base Compensation, collectively, the “Base Compensation”). The Stock Base Compensation for each year of the term hereof will be priced per share based on the volume-weighted average price for the preceding five (5) NASDAQ trading days prior to the Effective Date or annual anniversary of this agreement, as applicable. All shares comprising the Stock Base Compensation must be issued under the Company’s 2021 Equity and Incentive Plan or successor plan and otherwise in accordance with applicable law and the rules and regulations of The Nasdaq Capital Market, and, in the event that any such shares cannot be issued because compliance with such requirements has not been met, the obligation to issue such shares will be accrued until such time as such compliance requirements have been satisfied. The Base Compensation may be further increased by the Company from time to time.

(c) Discretionary Bonus. The Executive shall be eligible for such bonuses in such amounts and at such times, annual or otherwise, as determined in the discretion of the Compensation Committee of the Board of Directors of the Company.

(d) Benefits. The Company agrees to extend to the Executive retirement benefits, deferred compensation, reimbursement of reasonable expenditures for dues, travel, meal, lodging, entertainment, customer development and retention, and any other benefits the Company provides to other executives or officers from time to time on the same terms as such benefits are provided to such individuals, as well as coverage under the Company’s medical, life and disability insurance plans, if any (the “Benefits”). If the Executive is accepted for coverage under such plans, the Company will provide such coverage on the same terms as is customarily provided by the Company to the plan participants as modified from time to time. The Company may condition any such benefits on the Executive paying any amounts which the Company requires other employees to pay with respect to such benefits. Executive will be entitled to business class airline travel and lodging on all domestic and international travel in performance of Executive’s duties hereunder either paid for or reimbursed by the Company when upgrades through other means are unavailable.

(e) Vacation. The Executive will be entitled to take paid time off and vacation in accordance with the Company’s general employment policies.

5. Term. This Agreement shall be for a term commencing on the Effective Date and terminating at the conclusion of the Executive’s employment by the Company, whether by resignation, termination without cause, termination for Cause, or death of the Executive.

6. Termination. This Agreement may be terminated in accordance with the following terms and conditions:

(a) Termination without Cause. The Executive or the Company may terminate the Executive’s employment without Cause at any time by the service of written notice of termination to the Executive specifying an effective date of such termination not sooner than five (5) business days after the date of such notice (the “Termination Date”). In the event the Executive is terminated without Cause by the Company, the Executive shall be entitled to: (i) a lump sum payment of the then-current Base Compensation in an amount equal to one (1) calendar year’s pay; (ii) excepting participation in any retirement or deferred compensation plan maintained by the Company, continuation of the Benefits at the levels and upon the terms provided on the date of termination hereunder, for eighteen (18) months following termination of Executive’s employment; (iii) all accrued but unused paid time off, vacation days, personal days, and sick days (the “Termination Compensation”).

(b) Termination for Cause. The Company may terminate this Agreement for Cause. For purposes of this Agreement, “Cause” means: (i) the willful and continued failure of the Executive to perform substantially the Executive’s duties with the Company or one of the Company subsidiaries (other than a failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board of Directors which specifically identifies the manner in which the Board of Directors believes that the Executive has not substantially performed the Executive’s duties; or (ii) the willful engaging by the Executive in illegal conduct, gross misconduct or a clearly established violation of the Company’s written policies and procedures, in each case which is materially and demonstrably injurious to the Company. For purposes of this provision, an act or failure to act, on the part of the Executive, will not be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based on authority given pursuant to a resolution duly adopted by the Board of Directors or based on the advice of counsel for the Company will be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. In the event this Agreement is terminated for Cause, the Company shall have only the obligation to pay (x) accrued but unpaid Base Compensation and (y) accrued but unpaid paid time off, including sick days, vacation days, and personal days, to the Executive after the effective date of such termination. This Agreement will not be deemed to have terminated for Cause unless a written determination specifying the reasons for such termination is made, approved by a majority of the independent and disinterested members of the Board of Directors of the Company and delivered to the Executive. Thereafter, the Executive will have the right for a period of thirty (30) days to request a Board of Directors meeting to be held at a mutually agreeable time and location to be attended by the members of the Board of Directors in person, at which meeting the Executive will have an opportunity to be heard. Failing such determination and opportunity for hearing, any termination of this Agreement will be deemed to have occurred without Cause.

(c) Termination for Diminution of Duties or Relocation. If the Executive resigns their Employment for (i) a material and adverse diminution of the Executive’s duties, responsibilities or authorities, or (ii) a reduction in the Base Compensation (a “Diminution”), then the Executive shall be entitled to the Termination Compensation. The Executive must deliver written notice of a Diminution to the Board of Directors of the Company and permit the Company thirty (30) days to cure such Diminution.

(d) Termination after Change in Control. If, during the term of this Agreement, (i) a party (other than the Company, its affiliates, the Executive, the Executive Affiliates, or James H. Ballengee and/or his affiliates) acquires forty percent (40%) or more of the outstanding voting equity interests in the Company or its parent company, (ii) the Company or its parent company sell all or substantially all of the Company’s assets, or (iii) the Board of Directors of the Company approve a resolution or plan for liquidation or dissolution of the Company (each, a “Change in Control”), then the Executive shall be entitled to the Termination Compensation.

(e) Payment. The Termination Compensation under this paragraph shall be paid no later than ten (10) calendar days subsequent to termination of the Executive’s employment. All payments shall be made in either United States Dollars or shares of the Company’s common stock, in the form in which the Executive was receiving his Base Compensation at the time of termination, unless the parties shall otherwise mutually agree, less applicable governmental withholdings. Subsequent to a termination without Cause of the Executive’s employment, the receipt of a notice of Diminution of Duties by the Board of Directors, or a Change in Control, the Company shall be prohibited from terminating the Executive for Cause.

(f) Release. As a condition to receiving the Termination Compensation, the Company may require the Executive to execute a Release in the form attached hereto as Exhibit “A”. The Company shall be obligated to pay the Executive in accordance with the terms hereof only if the Executive returns an originally-executed copy of the Release to the Company’s designated representative.

7. Death of Executive. If the Executive dies during the term of this Agreement, the Company shall be obligated to pay the Executive’s designee or estate the Termination Compensation at the time of the Executive’s death in addition to any Benefits that may be due and owing to the Executive.

8. Right of First Refusal. Executive grants to Company an exclusive right of first refusal to purchase the Executive Affiliate(s), subject to the terms and provisions of this Section 8. If Executive receives a bona fide offer to purchase all or a material part of the assets or equity of one or more of the Executive Affiliates during the term of Executive’s employment, Executive shall notify the Company in writing of such offer, including its material terms and provisions (the “ROFR Notice”). Company shall, no later than one (1) calendar month after receipt of the ROFR Notice, notify Executive of its intent to purchase such interest at the price and upon the terms set forth in the ROFR Notice. A refusal or failure to timely respond to a ROFR Notice is deemed to be a refusal by Company to purchase the interest upon the terms stated in the ROFR Notice, and Executive shall be free to sell the Executive Affiliates upon the stated terms. If any such transaction set forth in a ROFR Notice fails to be consummated within three (3) calendar months of expiration of the ROFR Notice, the provisions of this Section 8 shall again apply to the disposition of all or a material part of the assets or equity or one or more of the Executive Affiliates.

9. Indemnification. In addition to any rights Executive may have under the Company’s charter, bylaws, or other governing documents, the Company agrees to indemnify Executive and hold Executive harmless, both during the Term and thereafter, against all costs, expenses (including, without limitation, fines, excise taxes and attorneys’ and accountants’ fees) and liabilities (other than settlements to which the Company does not consent, which consent shall not be unreasonably withheld) (collectively, “Losses”) reasonably incurred by Executive in connection with any claim, action, proceeding or investigation brought against or involving Executive with respect to, arising out of or in any way relating to Executive’s employment with the Company; provided, however, that the Company shall not be required to indemnify Executive for Losses incurred as a result of Executive’s intentional misconduct or gross negligence (other than matters where Executive acted in good faith and in a manner he reasonably believed to be in and not opposed to the Company’s best interests). Executive shall promptly notify the Company of any claim, action, proceeding or investigation under this paragraph and the Company shall be entitled to participate in the defense of any such claim, action, proceeding or investigation and, if it so chooses, to assume the defense with counsel selected by the Company; provided that Executive shall have the right to employ counsel to represent them (at the Company’s expense) if Company counsel would have a conflict of interest in representing both the Company and Executive. The Company shall not settle or compromise any claim, action, proceeding or investigation without Executive’s consent, which consent shall not be unreasonably withheld; provided, however, that such consent shall not be required if the settlement entails only the payment of money (and no admission of guilt or wrong doing by Executive) and the Company fully indemnifies Executive in connection therewith. The Company further agrees to advance any and all expenses (including, without limitation, the fees and expenses of counsel) reasonably incurred by Executive in connection with any such claim, action, proceeding or investigation. The Company, as soon as reasonably possible, will obtain and maintain a policy of directors’ and officers’ liability insurance covering Executive and, notwithstanding the expiration or earlier termination of this Agreement, the Company shall maintain a directors’ and officers’ liability insurance policy covering Executive for a period of time following such expiration or earlier termination equal to the statute of limitations for any claim that may be asserted against Executive for which coverage is available under such directors’ and officers’ liability insurance policy. The provisions of this paragraph shall survive the termination of this Agreement without limitation.

10. Arbitration. Any dispute, controversy or claim arising out of or relating in any way to the employment of the Executive or this Agreement, including without limitation any dispute concerning the construction, validity, interpretation, enforceability or breach of Agreement, shall be exclusively resolved by confidential, binding arbitration upon a Party’s submission of the dispute to arbitration. The demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter in question has arisen, and in no event shall it be made more than two (2) years from when the aggrieved Party knew or should have known of the controversy, claim, dispute or breach.

(a) This agreement to arbitrate shall be specifically enforceable. A Party may apply to any court with jurisdiction for interim or conservatory relief, including without limitation a proceeding to compel arbitration.

(b) The arbitration shall be conducted by one (1) arbitrator to be selected by the Company. Any Party may initiate arbitration by serving notice upon the other Party and filing a demand for arbitration with the American Arbitration Association.

(c) Unless waived in writing by all parties to the arbitration, the arbitration shall be conducted in accordance with the then-existing Expedited Labor Arbitration Rules of the American Arbitration Association, and shall be held and conducted in Dallas County, Texas.

(d) Except as may be required by law, neither Party nor its representatives may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of the other Party.

(e) The arbitrator shall have no authority to award punitive, consequential, special, or indirect damages, or equitable relief. The arbitrator shall award interest from the time of the breach to the time of award at the rate equal to the prime rate of interest published in the most recent edition of The Wall Street Journal at the time of any award plus three percent (3%) (the “Adjusted Prime Rate”).

(f) The cost of the arbitration proceeding, as applicable (including, without limitation, reasonable attorneys’ fees and costs, expert fees, arbitrator fees, and related costs and expenses), shall be borne by the non-prevailing Party. The cost of any proceeding in court to confirm or to vacate any arbitration award shall be borne by the non-prevailing Party thereto. For purposes of this subsection, the “non-prevailing Party” is the Party obtaining the lesser monetary award, or in the absence of a monetary award between the Parties, the Party against whom the greater equitable relief is to be enforced.

(g) The arbitrator’s award or decision shall be final, binding, and non-appealable. The arbitrator’s award shall include pre- and post-judgment interest at the Adjusted Prime Rate. It is specifically understood and agreed that any Party may enforce any award rendered pursuant to the arbitration provisions hereof by bringing suit in a court of competent jurisdiction situated in Dallas County, Texas. IN RESPECT OF ANY ENFORCEMENT ACTION OR OTHER PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, EACH OF THE PARTIES HERETO IRREVOCABLY CONSENTS AND WAIVES ALL OBJECTION TO THE CONTRARY TO THE SOLE AND EXCLUSIVE JURISDICTION AND VENUE OF ANY COURT OF COMPETENT JURISDICTION LOCATED WITHIN DALLAS COUNTY, STATE OF TEXAS, WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON HIM, AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY FIRST CLASS REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, RETURN RECEIPT REQUESTED, DIRECTED TO HIM AT THE ADDRESS SPECIFIED IN THIS AGREEMENT.

(h) Executive has read and understands this arbitration provision and has had the opportunity to seek independent legal counsel regarding the process and potential impact of binding arbitration.

11. Miscellaneous. The Parties further agree as follows:

(a) Time. Time is of the essence with respect to this Agreement.

(b) Notices. Any notice, payment, demand or communication required or permitted to be given by any provision of this Agreement will be in writing and will be deemed to have been given when delivered personally or by facsimile to the party designated to receive such notice, or on the date following the day sent by overnight courier, or on the third (3rd) business day after the same is sent by certified mail, postage and charges prepaid, directed to the following address or to such other or additional addresses as any party might designate by written notice to the other party:

To the Company:	Vivakor, Inc.
4101 North Thanksgiving Way
Lehi, UT 84043
Attn: James Ballengee, Chairman, President and CEO

With a copy, which shall not constitute service, to:

Jackson Walker LLP
2323 Ross Ave., Ste. 600
Dallas, TX 75201
Attn: Pat Knapp
Email pknapp@jw.com

To the Executive:	Leslie D. Patterson
14592 Chaumont Ct.
Draper, Utah 84020
Cell (801) 428-7456
Email lpatterson@coyotemidstream.com

(c) Assignment. The Company may assign this Agreement in whole upon the written consent of Executive, which shall not be unreasonably denied or delayed. The Executive may not assign this Agreement in whole or in part.

(d) Governing Law. As previously set forth in Section 2(a), Executive shall be expected to travel frequently and widely to perform Executive’s duties hereunder, and the specific place and location of the performance of Executive’s employment will vary. Executive stipulates and agrees that a substantial and material portion of of Executive duties hereunder will be performed in the State of Texas, that Executive spend substantial and material time in the State of Texas, despite the fact that Executive’s domicile may be located outside Texas. Accordingly, Executive stipulates and agrees, and waives all claims and objections to the contrary, that this Agreement, and the terms of Executive’s employment, shall be governed and interpreted in accordance with the laws of the State of Texas, without regard to its rules regarding conflicts of laws.

(e) Construction. This Agreement is intended to be interpreted according to its plain meaning within the four corners of the document. Headings are used for reference only and are not intended to have any binding effect on the construction hereof.

(f) Severance. If any provision of this Agreement or the application thereof is determined, to any extent, to be invalid or unenforceable, the remainder of this Agreement, or the application of such provision, shall not be affected thereby, and each other term and provision of this Agreement shall remain valid and enforceable to the fullest extent permitted by law.

(g) Entire Agreement. This Agreement, together with increases to the Base Compensation and any other compensation owing to Executive as determined by the Board of Directors, constitute the complete Agreement of the Parties with respect to the subject matter contemplated herein. Each and every prior agreement, whether oral or written, concerning the Executive’s employment is hereby expressly superseded and replaced by this Agreement. This Agreement may not be modified except in a writing signed by both parties.

(h) Binding Effect. This Agreement shall be binding on the parties and their respective successors, legal representatives and permitted assigns. In the event of a merger, consolidation, combination, dissolution or liquidation of the Company, the performance of this Agreement will be assumed by any entity which succeeds to or is transferred the business of the Company as a result thereof.

[Signature page(s) follow.]

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COMPANY’S SIGNATURE PAGE

IN WITNESS WHEREOF, the duly authorized representative of the Company has executed and entered into this Agreement as of the Effective Date.

COMPANY:

VIVAKOR, INC., a Nevada corporation

By:	/s/ James H. Ballengee
Name:	James H. Ballengee
Title:	Chairman, President & CEO

EXECUTIVE’S SIGNATURE PAGE

IN WITNESS WHEREOF, the Executive has executed and entered into this Agreement as of the Effective Date.

EXECUTIVE:

/s/ Leslie D. Patterson
Leslie D. Patterson, individually

EXHIBIT “A”

FORM OF

GENERAL RELEASE AND WAIVER

For and in consideration of the payments and benefits due to the undersigned under that certain Executive Employment Agreement dated July 1, 2023, executed by Vivakor, Inc. and Leslie D. Patterson (the “Employment Agreement”), and for other good and valuable consideration, the undersigned (the “Employee”) hereby agrees, for the Employee, the Employee’s spouse and child or children (if any), the Employee’s heirs, beneficiaries, devisees, executors, administrators, attorneys, personal representatives, successors and assigns, to forever release, discharge and covenant not to sue Vivakor, Inc., any of its subsidiaries, or any of their affiliates (collectively, the “Company”), or any of their predecessors, successors, or assigns, and, with respect to such entities, their officers, directors, trustees, employees, agents, administrators, representatives, attorneys, insurers and fiduciaries, past, present and future (the “Released Parties”) from any and all claims relating to the Employee’s employment or other service relationship with the Released Parties, including but not limited to any claims arising out of, or related to the Employee’s compensation as an employee or other service provider of or to the Released Parties, or the Employee’s separation from employment with the Released Parties, in each case which the Employee now has or may have against the Released Parties, whether known or unknown to the Employee, by reason of facts which have occurred on or prior to the date that the Employee has signed this Release. Such released claims include, without limitation, any and all claims under federal, state or local laws pertaining to employment, including, without limitation, the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e et. seq., the Fair Labor Standards Act, as amended, 29 U.S.C. Section 201 et. seq., the Americans with Disabilities Act, as amended, 42 U.S.C. Section 12101 et. seq., the Reconstruction Era Civil Rights Act, as amended, 42 U.S.C. Section 1981 et. seq., the Rehabilitation Act of 1973, as amended, 29 U.S.C. Section 701 et. seq., the Family and Medical Leave Act of 1992, 29 U.S.C. Section 2601 et. seq., and any and all federal, state, foreign or local laws regarding employment discrimination or wage payment and/or federal, state, foreign or local laws of any type or description regarding employment.

The Employee has read this Release carefully, acknowledges that the Employee has been given at least forty-five (45) days to consider all of its terms and has been advised to consult with an attorney and any other advisors of the Employee’s choice prior to executing this Release, and the Employee fully understands that by signing below the Employee is voluntarily giving up rights which the Employee may have to sue or bring any other claims against the Released Parties, including rights and claims under the Age Discrimination in Employment Act. The Employee also understands that the Employee has a period of seven (7) days after signing this Release within which to revoke his or her agreement, and that neither the Company nor any other person is obligated to make the payments or provide the benefits under the Employment Agreement that are conditioned upon the execution and non-revocation of this Release until eight (8) days have passed since the Employee’s signing of this Release without the Employee’s signature having been revoked. Finally, the Employee has not been forced or pressured in any manner whatsoever to sign this Release, and the Employee agrees to all of its terms voluntarily.

Notwithstanding anything else herein to the contrary, this Release shall not: (i) affect any rights of the Employee to indemnification or liability insurance coverage the Employee may have under the by- laws (or similar governing documents) of any entity constituting the Company or applicable law, (ii) release any claim that cannot be released as a matter of applicable law, (iii) bar Employee’s right to file an administrative charge with the Equal Employment Opportunity Commission (EEOC) and/or to participate in an investigation by the EEOC, although this Release does bar Employee’s right to recover any personal relief if Employee or any person, organization, or entity asserts a charge on Employee’s behalf, including in a subsequent lawsuit or arbitration, (iv) release the Company’s legally binding obligations under the Employment Agreement, (v) claims to any benefit entitlements vested as the date of separation of Employee’s employment, or (vi) release any of the Employee’s rights as a holder of vested equity securities or options or other rights in respect thereof.

The Employee has not been forced or pressured in any manner whatsoever to sign this Release, and the Employee agrees to all of its terms voluntarily. This Release shall be governed by Texas law, without regard to its rules regarding conflicts of laws.

EMPLOYEE:

/s/ Leslie D. Patterson
Leslie D. Patterson, individually

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EXHIBIT “B”

EXECUTIVE AFFILIATES

AS OF THE EFFECTIVE DATE

1.	Coyote Oilfield Services, LLC, a Texas limited liability company, D/B/A Coyote Midstream

2.	GSD Enterprise, LLC, a Utah limited liability company

3.	TUVAS, LLC, a Texas limited liability company

4.	Bitchin Garlic Burger Bus, LLC, a Utah limited liability company

Page B -1